                                                                  Exhibit 10.5.4

January 7, 2002

David Orwasher
20 Greenbrier Road
Westport, CT 06880

Dear David:

Congratulations! We are pleased to offer you a position of employment with Cosi, Inc. The following is a description of the terms of your employment.

1. You agree to become an employee of Cosi, Inc. in the position of Chief Development Officer, effective as of the date on which you commence employment, tentatively scheduled for January 7, 2002. The term of this Agreement will be for three years from the date on which you commence employment (the "Commencement Date"). Your position will report directly to the Co-CEO of Cosi, Inc., Jay Wainwright, with a dotted line to the Chairman, Co-CEO, Andy Stenzler. In your position, you will be responsible for all real estate development, construction, design, purchasing, asset management, property management, corporate real estate strategic policy and real estate acquisition activities of Cosi. During the term hereof, you agree to use your best efforts to advance the interests and business of Cosi, supervise its employees, and, subject to paragraphs 15 and 16 below, devote substantially all of your working time, attention, knowledge and skills, faithfully, diligently and to the best of your ability, in furtherance of the business of Cosi. You agree to be available to confer and consult with and advise the officers and directors of Cosi at such times and places as may be reasonably required by Cosi. However, your services shall be rendered in primarily in the New York City Metropolitan area, except that you will travel as reasonably required by the business of Cosi.

2. Your initial gross salary will be Two Hundred Fifty Thousand ($250,000.00) Dollars per annum, payable in bi-weekly installments. The Board of Directors will review your salary annually for increase, which increase shall not be less than 8% per year. In addition, subject to paragraph 13, you will receive, within 30 days after each anniversary of the Commencement Date, a bonus calculated pursuant to paragraph 3, but in no event less than 20% of your gross salary for the year then ended.

3. As Chief Development Officer of Cosi, Inc., you will participate in an annual cash bonus program based upon the criteria set forth below. Cosi, Inc., shall review each real estate location signed during your tenure 6, 12 and 24 months after the store opening (each of such dates an "Assessment Date") to determine eligibility for bonuses upon the following criteria:

      i. For every real estate location signed during your tenure, which on an Assessment Date achieves a $1.5MM revenue run rate (revenues for four sequential one month accounting periods, annualized, per the Company's seasonality curve), that also has an occupancy percentage (SLG rent, (including any step rent adjustments) real estate taxes, and CAM, as defined on the standard P&L Sheet) of under 8.0 percent of revenues over that same period of time, a sum amount of Ten Thousand Dollars ($10,000) will be added to your bonus amount earned in that bonus year (only one such bonus pursuant to this paragraph 3(i) shall be paid on any single real estate location), or

      ii. For every real estate location signed during your tenure (exclusive of those for which a bonus is, or has been, payable pursuant to paragraph 3(i)), which on an Assessment Date achieves a 50 percent year one, or combined, averaged year one and year two, Cash on Cash return (average or annualized (as the case may be), which for purposes herein shall be defined as EBITDA divided by the sum of the initial store capital expenditures, cash on cash return, using step rent adjustments, and including pre-opening costs as relate only to store development activities, but also excluding any pre-opening labor or deposits) after the first or second year, as the case may be, a sum amount of Ten Thousand Dollars ($10,000) will be added to your bonus amount earned in that bonus year(only one such bonus pursuant to this paragraph 3(ii) shall be paid on any single real estate location); and

      iii. For every real estate location signed during your tenure with the Company, which does not achieve either one of the conditions described in above paragraphs 3(i) and 3(ii), a Ten Thousand Dollar ($10,000) sum amount will be subtracted from the bonus earned by you pursuant to Sections 3(i) and 3(ii) in that bonus year (but in no event will reduce the bonus below zero).

      iv. On each anniversary of the Commencement Date, the Company shall calculate, with respect to all real estate locations that have been open for at least 6 but not more than 18 months, the average revenue run rate in accordance with Section 3(i) and the average Cash on Cash return in accordance with Section 3(ii). If either average exceeds the amount necessary to qualify for a bonus under Section 3(i) or Section 3(ii), then the bonus otherwise payable under Sections 3(i) through 3(iii) shall instead be the amount equal to
            (x) $10,000, multiplied by (y) the number of stores included in such calculation.

4. Upon commencing your employment, you will receive an initial sign-on stock option grant of Seventy Five Thousand (75,000) options at an exercise price of $7.00 per share, pursuant to both Cosi, Inc. Stock Incentive Plan and a Stock Option Agreement in substantially the form attached hereto. This initial sign-on option grant will have a three (3) year vesting schedule as follows: 33.3% after year 1, 33.3% after year 2 and 33.3% after year 3. These options, and any granted to you under paragraphs 5 and 6 of this letter, shall immediately vest and become exercisable in full upon the sale of all or substantially all of the assets or transfer or control of Cosi, Inc. A "transfer of control" shall be deemed to have occurred following any transaction involving the Cosi and a third party or affiliated group of third parties pursuant to which such party or parties acquire a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of the Company's board of directors. Additionally, on commencing your employment, you will be granted a stock option grant pursuant to the Cosi Stock Incentive Plan and Stock Option Agreement in substantially the form attached hereto, in the amount of 62,500 shares on your start date, at an exercise price of $7.00 per share, which option shall have a four (4) year vesting schedule as follows: 33.3% vesting after year 1, 33.3% vesting on the thirtieth (30th) month following the grant and 33.3% vesting after year 4.

5. Annually, following the second full calendar year of your employment, you will receive annual option grants pursuant to the Cosi Stock Incentive Plan and Stock Option Agreement in substantially the form attached hereto, commensurate with your position as Chief Development Officer in the minimum amount of Sixty Two Thousand, Five Hundred (62,500) shares for each full calendar year under this agreement. The minimum grant under this paragraph 5 shall increase annually by 20 percent year over year (i.e., 75,000 in 2003, and 90,000 in 2004), all of which shall have no longer than a three (3) year vesting schedule as follows:
33.3% vesting after year 1, 33.3% vesting after year 2 and 33.3% vesting after year 3. In the event that, at any time prior to vesting of any of the foregoing options (whether during or after the employment term under this Agreement), your employment is terminated by you for Good Reason (as defined below) or by Cosi for any reason other than Cause (as defined below), then all options actually granted to you under paragraphs 4 and 5 hereunder shall immediately vest and become exercisable.

6. As an employee of Cosi, Inc., you will additionally be entitled to participate in Generation XO, a company wide stock-option bonus plan. The 2000 stock-option bonus was 12.75% of each employee's gross salary, exclusive of cash bonuses. Cosi does not guarantee that it will make such a stock-option bonus in future years.

7. As an employee of Cosi, you also will be entitled to participate in our executive benefits packages. These benefits include full single coverage in our Cigna PPO for medical, dental and vision insurance and a 50% contribution for family, spouse and/or children coverage in this same plan. If the core geography of the Cigna PPO does not cover Fairfield County, Connecticut, the cost to the employee of coverage shall not be more than it would be if he selected a PPO provider in the core geography. Cosi will also provide Life Insurance, AD&D (Accidental, Death and Dismemberment), and Long-Term Disability coverage in minimum amounts standard to all Cosi, Inc. employees, but in no event for less than 66-2/3 of base salary for Long-Term Disability coverage, and $250 thousand in the case of life insurance. You may enroll in these programs the first day of the month following that in which you started. Details of the individual benefits can be obtained from the Cosi, Inc. People Department. Participation in, and the terms of our health care plan are subject to change without notice but in no event shall diminish below the levels set forth herein. Cosi will reimburse you for the costs of maintaining your current health insurance for the period from the commencement of your employment until the date on which you are covered by the Cosi programs. In addition to the foregoing, Cosi will reimburse you for the cost of short-term disability insurance, up to $2,000 per year.

8. You will be entitled to participate in the company's 401(K)- retirement plan. You may roll over any current accounts you have upon hire and you may begin additional contributions upon your one year anniversary. Cosi will match your contributions at 25% up to 4% of your base salary. You can contact the People Department for more information regarding this plan.

9. As a condition of your employment, you will be required to participate in the standard partner-training program for all new Cosi, Inc. Support Center employees.

10. Your current position entitles you to four weeks paid vacation annually.

11. The company will provide you a car allowance of Eight Hundred ($800.00) Dollars per month. Cosi will promptly reimburse you for all ordinary and necessary business expenses actually incurred by you in connection with the performance of your duties hereunder, including but not limited to gas, commuter and other parking, rail, and travel and entertainment costs to the extent that receipts, vouchers or other documentation reasonably satisfactory to Cosi are submitted by you in accordance with expense reimbursement policies of Cosi from time to time in effect.

12. After a three-month orientation period, you will join Cosi's Steering Committee.

13. (a) Should your employment with Cosi be terminated by Cosi for "Cause" (as defined below) all stock options granted to you pursuant to paragraphs 4 and 5 above will terminate immediately. Should your employment with Cosi be terminated by reason of (x) your resignation (other than for "Good Reason," as defined below), (y) termination by Cosi for "Cause" (as defined below), death or "Disability" (as defined below), Cosi shall have no further obligations or liabilities to you under this Agreement after the date of such termination (the "Termination Date"), except that you shall be entitled to receive (i) all gross salary and bonuses due and owing to you up to the Termination Date; (ii) expense reimbursement due and owing to you as of the Termination Date, and, (iii) in the event of your death or Disability, any bonus payable pursuant to paragraph 3 when and as it comes due.

      (b) In the event your employment is terminated by you for Good Reason or by Cosi for any reason other than Cause, or your death or Disability, then, in addition to the payments referred to in paragraph 13(a) above, you shall be entitled to receive (i) any bonus payable pursuant to paragraph 3 when and as it comes due, (ii) a severance payment equal to one year's gross salary, and (iii) continuation, at the expense of the Company, of all executive benefits packages and other medical, life and disability insurance for a period of one year after termination.

      (c) As used herein, termination for "Cause" shall be deemed to exist if
(i) if you commit substantial and continued negligence in the performance of your duties for, or responsibilities to, Cosi, (ii) your commission of a material breach of this Agreement or any other agreement with Cosi to which you are party, (iii) your failure to perform material duties reasonably assigned to you by the Board of Directors or a chief executive officer of Cosi consistent with your office and this Agreement, (iv) your commission of fraud, theft, or a material breach of a fiduciary trust for the purpose of gaining a personal profit, or (v) your conviction of, or plea of nolo contendere with respect to, a felony involving moral turpitude, fraud or theft; PROVIDED, HOWEVER, that in the event a breach by you of clause (i) through (iii) is capable of remedy, you shall have thirty (30) days following your receipt of written notice of such breach from Cosi to cure the breach.

      (d) As used herein, "Good Reason" means that (i) your duties and responsibilities have been materially diminished (other than for a reason constituting Cause), (ii) Cosi reduces, or delays the timing of, its organic real estate growth program the effect of which is cumulative store growth of less than 25% a year during the term hereof, unless, however, a bonus program for and reasonably satisfactory to the employee is instituted that provides for an opportunity to earn bonuses equivalent to the opportunity afforded by paragraph 3 under Cosi's existing real estate growth program), (iii) you are required to report to someone other than a chief executive officer or president of Cosi, (iv) Cosi has committed a material breach of this Agreement which continues unremedied for 30 days after written notice of the alleged breach, specifying the allegations in reasonable detail, has been furnished by you to Cosi; (v) Cosi has required you to relocate your principal place of business to a location outside of Fairfield County, Connecticut, or Cosi's principal place of business in New York City or Westchester County, New York; (vi) the financial information about Cosi heretofore provided to the employee proves to materially false or misleading as of the date hereof; or (vii) there has been a change in control of Cosi at a valuation that equates to less than $7.00 per share of common stock.

      (e) As used herein, "Disability" shall be deemed to exist in the event you have been unable or will be unable, due to mental or physical incapacity, disease or injury, to perform the duties or services consistent with your office for a continuous period of ninety (90) days or for a period of ninety
(90) days of within a period of one hundred fifty (150) consecutive days.

14. You represent and warrant to Cosi that you are not restricted or prohibited, contractually or otherwise, from entering into and performing your duties as described herein. Specifically, you, by virtue of your employment with Cosi, will not be in violation of any non-competition or restrictive covenant, which would, if enforceable, restrict your ability to continue as an employee of Cosi and to perform your duties hereunder.

15. During the term of your employment, you may serve as a consultant to or member of the board of directors of any entity that is not engaged in a Competitive Business (as defined in the Confidentiality and Non-Compete Agreement referred to paragraph 22 below) and you may engage, for your own account, in real estate development, in each case provided that doing so does not (i) impair or interfere with your ability to perform your obligations to Cosi under this Agreement, (ii) result in your competing with Cosi for leasing of real estate sites of 5,000 square feet or less, or (iii) violate the provisions of the Confidentiality and Non-Compete Agreement . You will give contemporaneous notice to Cosi of any consultant arrangements or directorships that you enter into.

16. Cosi acknowledges and agrees that in the performance of your services to Cosi, you may in your discretion engage on behalf of Cosi the brokerage and other services of Ferrara Jerum International LLC, an entity in which you have an equity interest, provided that the terms of such service are on an arm's length basis and provide for quality service at competitive and non-preferential rates.

17. All references in this letter agreement to numbers of options and prices of shares shall be equitably adjusted to reflect the impact of any stock split, reverse stock split, recapitalizations, mergers, and similar events.

18. Your obligations hereunder are personal in nature and may not be assigned or delegated. Cosi may assign this its rights and obligations hereunder to any controlled subsidiary (provided that Cosi guarantee's such subsidiary's performance hereunder) any person or entity acquiring all or a substantially all of its business and assets.

19. Intentionally Omitted.

20. This Document sets forth the entire agreement between the parties relating to the subject matter hereof and may not be altered, modified changed or discharged and none of the provisions hereof may be waived except in writing, signed by the party to be changed therewith. A failure strictly to enforce any of the terms of this Agreement shall not be deemed to be a waiver of the right to enforce any such term at any subsequent time.

21. The provisions hereof shall be governed in all respects by the laws of the State of New York without giving effect to its conflicts of laws principles.

22. You further understand that as a condition of your employment, you will be required to sign the attached confidentiality and non-compete agreement at the same time that you execute this agreement.

Cosi, Inc. is pleased to offer you this position of employment and we look forward to working with you. Please acknowledge your acceptance of employment with Cosi, Inc. under the terms and conditions herein by signing where indicated below.

Very Truly Yours,



Andy Stenzler                          Jay Wainwright
Chairman/ Co-Chief Exec Officer        Co-Chief Executive Officer


Read, Acknowledged and Agreed
This ____ day of __________, 2002

 /s/ David Orwasher
---------------------------------
David Orwasher